September 13, 2010

Mr. Ransom J. Parker
12000 Market Street, # 151
Reston, VA 20190

RE:  Hooper Holmes, Inc. President & Chief Executive Officer position

Dear Randy,

Hooper Holmes, Inc. (the “Company”) is pleased to make an offer to employ you as President & Chief Executive Officer, which is based upon the following terms and conditions of full-time employment:

•	A base salary of $400,000 per annum, with an effective start date of September 15, 2010.

•	A bonus award Targeted at $200,000 and ranging up to $400,000, payable after one year of employment, based upon achieving mutually agreed upon performance measures approved by the Board of Directors.

•
The Board of Directors will grant you a Hooper Holmes Stock Option award of 1,000,000 Hooper Holmes shares on your date of hire. This award, vesting period and Stock Options Agreement will be subject to the usual terms and conditions of the 2008 Omnibus Employee Incentive Plan.

•
An Employment Agreement that will commence on the agreed upon effective date and shall continue until the second anniversary of the effective date or the termination of your employment as provided in the terms and conditions of this Agreement, which ever shall occur first. This Agreement will automatically renew for a one-year term upon its initial expiration, unless your employment with the Company has been terminated prior to the second anniversary of the effective date.

•
An Executive Change-in-Control Agreement, which subject to the terms and conditions of the Agreement contains certain post-termination compensation and employee benefits provisions should the Company experience a qualified change-in-control event.

•	A Company leased automobile will be provided for your use after you are hired in accordance with the terms and conditions of the Company’s Executive Officer Company Car Policy.

•
Other standard Company benefits will be offered to you that are provided to our full-time employees including group health, dental, life and long-term disability insurance, 401(k) and the ability to accrue 27 days of Paid Time Off (PTO) per calendar year. Please note that these and other employee benefits are subject to the terms and conditions of the respective Company policy, eligibility waiting periods and Plan provisions that govern each benefit. The Company does reserve the right to amend any of these employee benefit plans at any time.

Ransom J. Parker Employment Offer Letter continued……….page 2 of 2

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This position is domiciled in the Company’s Corporate Office site in Basking Ridge, NJ. Accordingly you will be offered the opportunity to participate in the Company’s Relocation Assistance Program, provided such participation is used to secure a permanent residence within a reasonable commuting distance from the Corporate Office and subject to your continued employment with the Company. The terms and conditions of your Relocation Assistance Agreement will be mutually agreed upon and arranged with you as approved by the Board of Directors shortly after you are hired.

•	This letter of offer is also contingent upon you satisfactorily passing the Company’s required criminal, credit and education background checks.

We look forward to having you join our Company Randy. If you are in full agreement with the above terms and conditions of employment, please sign below and return one copy to both of us via email as soon as possible. Once an agreement has been reached, we will have Richard D’Alesandro, our Senior Vice President of Human Resources reach out to you to complete all the outstanding human resources aspects of the recruiting process.

If you should have any additional questions, please do not hesitate to contact either of us for assistance.

Sincerely,

By: /s/ Larry Ferguson                                                                           By: /s/ Elaine L. Rigolosi

Larry Ferguson                                                                                        Elaine L. Rigolosi
Chairman of the Board                                                                           Chair, Compensation Committee

Accepted:

By: /s/ Ransom J. Parker

Ransom J. Parker